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                                                        Exhibit 99




Contacts:
       Analyst contact:  Dennis E. McDaniel
       Vice President, Investor Relations
       513-603-2197
       dennis.mcdaniel@ocas.com

       Media contact:  Cindy L. Denney
       Assistant Vice President, Corporate Communications
       (Ofc.) 513-603-2074    Cell: 513-703-7372
       cindy.denney@ocas.com


For Immediate Release

              OHIO CASUALTY CORPORATION SHAREHOLDERS APPROVE
              PROPOSED MERGER TRANSACTION WITH LIBERTY MUTUAL


FAIRFIELD, Ohio, August 8, 2007 --- The shareholders of Ohio Casualty Corporation (NASDAQ: OCAS) today approved a proposal to adopt the Agreement and Plan of Merger dated May 6, 2007 among Liberty Mutual Insurance Company, Waterfall Merger Corp. and Ohio Casualty
Corporation.

The proposed transaction is also subject to approval from the Departments of Insurance in the states of Indiana and Ohio. Following these approvals, it is anticipated that the transaction will close during the third quarter 2007.


Corporate Profile

Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 50th among U. S. property/casualty insurance groups based on net premiums written (Best's Review, July 2007). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of June 30, 2007.


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